CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam ETF Trust of our reports, dated and listed below, relating to the financial statements and financial highlights, which appear in each of the funds’ Annual Reports on Form N-CSR for the year ended April 30, 2025. We also consent to the references to us under the headings “Financial highlights”, “FINANCIAL STATEMENTS” and “Auditor” in such Registration Statement.

Fund	Report Date
Putnam BDC Income ETF	June 16, 2025
Putnam BioRevolution™ ETF	June 16, 2025
Putnam Emerging Markets ex-China ETF	June 16, 2025
Putnam ESG Core Bond ETF	June 16, 2025
Putnam ESG High Yield ETF	June 16, 2025
Putnam PanAgora ESG Emerging Markets Equity ETF	June 16, 2025
Putnam PanAgora ESG International Equity ETF	June 16, 2025
Putnam ESG Ultra Short ETF	June 16, 2025

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 20, 2025